Exhibit 107

Calculation of Fling Fee Tables

Form S-3

(Form Type)

Palisade Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

	Newly Registered Securities

Fees to Be Paid:	Equity	Common Stock, $0.01 par value per share	Other	2,250,000(1)(2)	$1.04(3)	$2,340,000.00(3)	0.0000927	$216.92

	Total Offering Amounts:							$216.92

	Net Fee Due:							$216.92

(1)

Represents the shares of Common Stock, $0.01 par value per share (the “Common Stock”) of Palisade Bio, Inc. (“Registrant”) that will be offered for resale by the selling stockholder pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Consists of 2,250,000 shares of Common Stock of the Registrant issuable upon the exercise of the January 2022 Warrant.
(3)

Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low prices per share of the Registrant’s Common Stock reported on the Nasdaq Capital Market on March 14, 2022, a date within five business days prior to the filing of the registration statement to which this exhibit is attached.